[NAME]
MARCH 15, 2019
RESTRICTED UNITS
AWARD LETTER
Protective Life Corporation has awarded you:
______ Restricted Units
Date of Grant: March 15, 2019
These Restricted Units were awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the 2019 Restricted Units Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the vesting of these Restricted Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance, and other matters, and I encourage you to read the Provisions carefully.
Please retain these documents in your personal records.

Richard J. Bielen
President and Chief Executive Officer of Protective Life Corporation